                                                                    EXHIBIT 12.1

                                 CROWN SYSTEMS
                RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)



                                              1992         1993        1994
                                              ----         ----        ----
Earnings
--------
  Loss before income taxes                 $(29,539)    $(27,213)    $(28,183)
  Fixed charges                              19,547       12,051       15,053
                                          ----------   ----------   ----------
    Earnings                                $(9,992)    $(15,162)    $(13,130)
                                          ==========   ==========   ==========
Fixed charges
-------------
  Interest expense                           19,547       12,051       15,053
                                         -----------   ----------   ----------
   Total fixed charges                     $ 19,547      $12,051      $15,053
                                         ===========   ==========   ==========

Ratio of earnings to fixed charges(1)             -            -            -


(1) Earnings for the years ended December 31, 1992, 1993 and 1994 were insufficient to cover the fixed charges by $29,539, $27,213 and $28,183, respectively. As a result of such deficiencies, the ratios are not presented above.